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                                                                    EXHIBIT 21.1

List of Subsidiaries

1.  Summit Design (EDA) Ltd., an Israeli Corporation.

2.  Summit Verification, Inc., a Delaware Corporation.

3.  ProSoft Oy, a Finnish Corporation.

4.  Summit Design France, a French Corporation.

5.  Summit Design, GmhH, a German Corporation.

6.  Innovative Software, Inc., a Delaware Corporation.

7.  Viewlogic Systems, Inc., a Delaware Corporation.